Exhibit 5.1

Goodwin Procter LLP 525 Market Street San Francisco, CA 94105 goodwinlaw.com +1 415 733 6000

August 13, 2026

BridgeBio Pharma, Inc.
3160 Porter Drive, Suite 250
Palo Alto, CA 94304

Re:	Securities Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-297701) (as amended or supplemented, the “Registration Statement”) filed on July 24, 2026 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of up to 24,628,286 shares of common stock, par value $0.001 (the “Common Stock”), of BridgeBio Pharma, Inc., a Delaware corporation (the “Company”), to be sold from time to time by the selling stockholders listed in the Registration Statement under the caption “Selling Stockholders.” The Registration Statement became effective automatically upon filing on July 24, 2026. Reference is made to our opinion letter dated July 24, 2026 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on August 14, 2026 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by one of the Selling Stockholders of up to 5,000,000 shares (“Shares”) of the Company’s Common Stock covered by the Registration Statement. The Shares are being sold to the several underwriters named in, and pursuant to, an underwriting agreement among the Company, such Selling Stockholder and such underwriters.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and validly issued and are fully paid and non-assessable.

This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Current Report on Form 8-K and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP
GOODWIN PROCTER LLP